QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

The Board of Directors
CPB Inc.:

    We consent to incorporation by reference in the registration statements No. 33-11462 and No. 333-35999 on Form S-8 of CPB Inc. of our report dated January 23, 2001, with respect to the consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of CPB Inc.

/s/ KPMG LLP

Honolulu, Hawaii
March 30, 2001

QuickLinks

Exhibit 23